Exhibit 99.3
UWM HOLDINGS CORPORATION

585 South Boulevard East
Pontiac, MI 48341
uwm.com

CONFIDENTIAL
April 20, 2026
Board of Directors
Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
Saint Louis Park, MN 55416

To the Members of the Two Harbors Board of Directors (the “Board”):
Reference is made to that certain Agreement and Plan of Merger, dated as of December 17, 2025 (the “Terminated Merger Agreement”), by and among UWM Holdings Corporation (“UWMC”), UWM Acquisitions 1, LLC (“Merger Sub”) and Two Harbors Investment Corp. (“Two Harbors”) and to that certain Agreement and Plan of Merger dated as of March 27, 2026 (the “CrossCountry Merger Agreement”)_by and among CrossCountry Intermediate Holdco, LLC (“CrossCountry”), CrossCountry Merger Corp. and Two Harbors. Capitalized terms used but not defined herein have the meanings set forth in the Terminated Merger Agreement.
We refer further to (i) our offer of March 20, 2026 (the “March 20 Offer”); (ii) our revised offer of March 24, 2026 (the “March 24 Offer”), which introduced the “Cash True-Up” mechanism establishing a floor of $10.95 per Two Harbors common share; and (iii) the Board’s determination, as reflected in Two Harbors’ preliminary proxy statement filed with the SEC on April 10, 2026, not to accept the March 24 Offer (the “Preliminary Proxy”). We have carefully considered the rationale set forth by the Board in the Preliminary Proxy in connection with that determination, including observations concerning the trailing ten-day volume-weighted average price measurement mechanic used to calculate the Cash True-Up. While we respectfully disagree that the measurement mechanic provides any principled basis for rejection (it is a pricing convention, not an economic term, and volatility in the underlying share price cuts in both directions as proved by the simulation performed by Houlihan Lokey and disclosed in the proxy statement), we have determined, in the interest of bringing this matter to a value-maximizing conclusion for Two Harbors’ stockholders, to revise our proposal in a manner that removes the Board’s stated concerns entirely.
Enclosed herewith is a Merger Agreement (the “Revised Merger Agreement”), which is substantially similar to the Terminated Merger Agreement, as well as a marked version showing changes to the Terminated Merger Agreement reflecting the terms of our revised proposal described below (the “April 20 Proposal”). This April 20 Proposal (as well as the Revised Merger Agreement) supersedes the March 22 Offer, the March 24 Offer and the Terminated Merger Agreement in their entirety.

Board of Directors
Two Harbors Investment Corp.
April 20, 2026

The April 20 Proposal
UWMC hereby proposes that each holder of Two Harbors common stock outstanding immediately prior to the Effective Time be entitled to elect to receive, at such holder’s option and in respect of each share of Two Harbors common stock held, either (i) $11.30 in cash (the “Cash Consideration”), payable at Closing, or (ii) 2.3328 shares of UWMC Class A common stock (the “Equity Consideration”), being the same fixed exchange ratio set forth in the Terminated Merger Agreement and determined superior by the Board in December 2025 to the offers made by CrossCountry at that time (as well as the offer accepted by the Board as contemplated by the CrossCountry Merger Agreement). UWMC will also bear the full economic impact of the Termination Fee, such that Two Harbors stockholders receive the full $11.30 per share in cash, without reduction or offset.
Each Two Harbors common stockholder will make its election on a share-by-share basis, and there will be no cap on the aggregate amount of Cash Consideration payable by UWMC, no proration, and no forced allocation among electing holders. For the avoidance of doubt, stockholders can choose a mix of the two versus one or the other. Any Two Harbors common stockholder who does not make a timely election will receive the Equity Consideration by default. The mechanics by which holders will make their elections are set forth in the Revised Merger Agreement. Election materials will be distributed to holders of record as of an election record date, with a customary election deadline set in relation to the Closing Date. We expect these mechanics to be substantially identical to election mechanics used in other comparable public-company transactions that provide for cash-or-stock elections.
Our April 20 Proposal is superior to the consideration that would be received by Two Harbors Stockholders under the Cross Country Merger Agreement in every material respect:
•Higher Cash Value. The April 20 Proposal delivers $11.30 per share in cash at each stockholder’s election, a 50-cent per share premium compared to CrossCountry’s $10.80 per share. Unlike the March 24 Offer’s Cash True-Up mechanic, the April 20 Proposal eliminates any VWAP-based measurement: holders who prefer cash will receive the full cash amount of $11.30 per share in cash, full stop.
•Option to Receive Stock. Holders who prefer stock will receive the full number of UWMC Class A Common Stock based on the 2.3328 exchange ratio, thereby preserving their ability to participate in post-Closing value creation by the combined company.
There will be no cap, no proration, and no forced allocation and every Two Harbors stockholder will receive the consideration which that stockholder elects, with respect to each Two Harbors share that such stockholder owns and can choose a mix of the two should they desire.
•Eliminated VWAP Concerns Referenced in the Board’s Stated Rejection. The April 20 Proposal directly addresses the concerns articulated by the Board in the Preliminary Proxy. Rather than provide a Cash True-Up which was calculated based on a ten-day VWAP, the April 20 Proposal offers Two Harbors stockholder a fixed cash alternative at $11.30 per share. Stockholders have two clear options, they may elect, for each share of TWO stock owned, either 2.3328 shares of UWMC Class A common stock or they may select $11.30 in cash. Consequently, any concern that the Board had with respect to potential volatility of UWMC’s Class A Common Stock is now moot.
•Preserves Ability to Realize Post-Closing Value Appreciation. As stated in Two Harbors’ proxy statement in connection with the Terminated Merger Agreement, a key benefit identified by the Two Harbors Board as one of the “Reasons for the Merger” was that “the stock-for-stock merger

Board of Directors
Two Harbors Investment Corp.
April 20, 2026

structure will enable Two Harbors common stockholders to participate in post-closing value creation by the combined company.” Holders who elect the Equity Consideration under the April 20 Proposal retain that benefit in full. We note that the implied value attributed to UWMC Class A common shares by Two Harbors’ own financial advisor, Houlihan Lokey, based on their analysis included in their December 2025 fairness opinion, was $6.26 to $8.24 per UWMC common share, which would imply total consideration at the Exchange Ratio of $14.56 to $19.22 per Two Harbors common share. Since that date, UWMC has performed in line with its projections for 2026 that were previously provided to Two Harbors and included in the Proxy Statement mailed to Two Harbors Stockholders in connection with the Terminated Merger Agreement. We also note that the consensus stock price target for UWMC stock across our research analyst coverage universe remains unchanged at $6.00. At both the current average analyst price target and the valuation ascribed by Houlihan Lokey in its December 2025 fairness opinion, the implied value of the Equity Consideration continues to exceed $11.30 per share by a meaningful margin (but again, stockholders can choose to elect the Cash Consideration should they so wish).
•The CrossCountry Merger Agreement Carries Significant Execution Risk; Value Should Be Assessed on a Present-Value Basis. As your advisors have confirmed, the CrossCountry Merger Agreement requires a full regulatory review and approval process, which is anticipated to take approximately two fiscal quarters to complete. That extended timeline introduces uncertainty, execution and completion risk, and the time value of deferred proceeds. On a present-value basis assuming a six-month delay, the headline $10.80 per share becomes approximately $10.22 per share, or roughly 9.5% below the $11.30 per share cash option under the April 20 Proposal. The April 20 Proposal is capable of being voted on by Two Harbors’ stockholders and receive the limited remaining regulatory approvals that have not been already obtained on a considerably faster timeline due to the significant work that was done pursuant to the Terminated Merger Agreement.
•Materially Superior Financing. In addition to providing higher consideration to Two Harbors stockholders, the April 20 Proposal provides Two Harbors stockholders more certainty that the funds necessary for closing will be available at closing. UWMC has the ability to close the transaction without requiring any third-party cash sources, as UWMC can fund the full amount of the Cash Consideration (assuming 100% cash election by Two Harbors stockholders) and all other transaction expenses from its cash on hand and current liquidity sources. Consequently, our proposal is not subject to any financing conditions. To provide even more certainty in its ability to fund the entire Cash Consideration, assuming 100% cash election by TWO Harbors stockholders and all other transaction expenses, UWMC will have a committed, unsecured acquisition financing arrangement from a leading global financial institution. Our financing is unsecured; it does not depend on any collateral pool, borrowing base, advance-rate mechanic, market-value test, or hedge performance. By contrast, based on publicly available information, CrossCountry's financing appears to rely on the type of secured, borrowing-base facility customarily used in MSR acquisitions — subject to collateral-value conditions and advance-rate volatility. These conditions introduce the possibility of an involuntary funding shortfall at closing under adverse market conditions.
We urge the Board to engage with us in good faith regarding the April 20 Proposal, which has been structured specifically to respond to the concerns the Board has articulated. Our advisors are standing by to discuss the Revised Merger Agreement, the election mechanics, and the supporting financing arrangements at the Board’s convenience.

Board of Directors
Two Harbors Investment Corp.
April 20, 2026

We believe, and we expect the Board will agree upon careful review, that the April 20 Proposal represents the most valuable, most certain, and most executable outcome available to Two Harbors and its stockholders.
We remain confident that the Merger and the other Transactions contemplated by the Revised Merger Agreement, represent a superior transaction for Two Harbors and its stockholders, from valuation, certainty, timing, and financing standpoints, than the transactions and contingencies contemplated by the CrossCountry Merger Agreement. We expect that you will consider this April 20 Proposal under and in accordance with the terms of the CrossCountry Merger Agreement, including Section 6.3 thereof. The current CrossCountry offer continues to provide inferior value in every respect for Two Harbors stockholders. We again urge you to consider our April 20 Proposal, which you are permitted to do under the CrossCountry Merger Agreement and required to do in the exercise of your fiduciary duties under applicable law .We urge the Board to take into account the factors described above and to determine that the April 20 Proposal constitutes a Company Superior Proposal under the CrossCountry Merger Agreement.
We respectfully request your response no later than 5:00 p.m. E.S.T on April 22, 2026.
We are prepared to execute the Revised Merger Agreement promptly and look forward to your response.

Sincerely,

UWM HOLDINGS CORPORATION

By:	/s/ Mat Ishbia
Name:	Mat Ishbia
Title:	Chairman and Chief Executive Officer